EXHIBIT 19.1

                                STOCK OPTION PLAN

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                        LEADER MINING INTERNATIONAL, INC.

                                STOCK OPTION PLAN

                                    ARTICLE I


Purpose of Plan

1.1 The purpose of the Plan is to assist directors, officers, consultants and key employees of the Corporation and its Subsidiaries to participate in the growth and development of the Corporation and its Subsidiaries by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.


                                   ARTICLE II

Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

2.1      "Board" means the board of directors of the Corporation;

2.2 "Business Day" means any day, other than a Saturday or a Sunday, on which The Alberta Stock Exchange (or on such stock exchange on which such Shares are listed and posted for trading) open for trading;

2.3 "Corporation" means Leader Mining International Inc., and includes any successor corporation thereto;

2.4 "Eligible Person" means any director, officer, consultant or full time employee of the Corporation or any Subsidiary;

2.5 "Market Price" at any date in respect of Shares shall be the closing price of such Shares on The Alberta Stock Exchange (or on such stock exchange on which such Shares are listed and posted for trading) on the last Business Day preceding the date on which the Option is approved. In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close trading on such date;

2.6      "Option" means an option to purchase Shares granted under the Plan;

2.7 "Option Price" means the price per share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article VIII hereof;

2.8      "Optionee" means a person to whom an Option has been granted;

2.9 "Plan" means the Stock Option Plan, as embodie herein, as the same may be amended or varied from time to time;

2.10 "Shares" means the common shares of the Corporation, or, in the event of an adjustment contemplated by Article VIII hereof, such other shares

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         or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.11 "Subsidiary" means any corporation that is a subsidiary of the Corporation

                                   ARTICLE III

Administration of the Plan
--------------------------

3.1 The Plan shall be administered by the Board of Directors.

3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the
       Plan:

      (a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

      (b) to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Committee shall be final, binding and conclusive for all purposes;

      (c) to determine to which Eligible Persons, Options are granted and to grant Options;

      (d) to determine the number of Shares covered by each Option;

      (e)    to determine the Option Price;

      (f) to determine the time or times when Options will be granted and exercisable;

      (g) to determine if the Shares that are subject to an Options will be subject to any restrictions upon the exercise of such Option; and

      (h) to prescribe the form the instruments relating to the grant, exercise and other terms of Options.


                                   ARTICLE IV

Shares Subject to Plan

4.1 Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares of all classes reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Article VIII hereof, together with any Shares reserved for issuance under any options for services or employee stock purchase or stock option plans or any other plans, shall not exceed 10% of the issued and outstanding Shares at the date of the grant of the Option, or such greater number of Shares as may be determined by the Board and approved by The Alberta Stock Exchange (or any stock exchange on which the Shares are then listed) and any other relevant regulatory authority. Shares in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional shares may be purchased or issued under the Plan.


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                                    ARTICLE V

Eligibility, Grant and Terms of Options

5.1 Options may be granted to directors, officers, full-time employees and consultants of the Corporation or of any Subsidiary of the Corporation.


5.2 The Option Price on Shares that are the subject of any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option, less the maximum discount permitted under the by-laws and polices of The Alberta Stock Exchange (or any stock exchange on which the Shares are then listed). In the event that the maximum discounts permitted under the by-laws and policies of The Alberta Stock Exchange (or any stock exchange on which the Shares are then listed) should differ at any relevant time, the lower of the two figures shall govern for the purposes of this section 5.2.

5.3 In no event may the term of an Option exceed five years from the date of the grant of the Option.

5.4 The total number of Shares to be optioned to any Optionee under this Plan together with any Shares reserved for issuance under options for services and employee stock purchase plans or any other plans to such Optionee shall not exceed 5% of the issued and outstanding Shares at the date of the grant of the Option.

5.5 An Option is personal to the Optionee and is non-assignable.

                                   ARTICLE VI

Termination of Employment; Death
--------------------------------

6.1 Subject to section 6.2 hereof and to any express resolution passed by the Committee with respect to an Option, and all rights to purchase Shares pursuant thereto, shall expire and terminate on the earlier of the expiry date fixed for such option or ninety (90) days from the date of ceasing to be a director, consultant or full-time employee of the Corporation or of any Subsidiary of the Corporation (unless The Alberta Stock Exchange consents in writing to a longer period) and shall be limited to the number of shares purchasable by that person immediately prior to such termination and that person shall have no right to purchase any other shares. In no event shall an option or any part thereof be exercisable after the date fixed in the option for its expiration.

6.2 Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed on a full-time basis by, or continues to be a director of, the Corporation or any Subsidiary of the Corporation.

6.3 If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee by the Corporation or by any Subsidiary of the Corporation shall terminate for any reason whatsoever other than termination by the Corporation for cause, but including termination by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised, if the Optionee is deceased, by the legal personal representative(s) of the estate of the Optionee during the first three months following the death

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       of the Optionee,  or if he is alive, by the Optionee,  at any time within three months of the date of termination of the employment of the Optionee (but in either case prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of his employment.


                                   ARTICLE VII

Exercise of Options

7.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

      (a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

      (b) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

      (c) the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

      In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.


                                  ARTICLE VIII

Certain Adjustments

8.1 Appropriate adjustments in the number of Shares subject to the Plan, and as regards Options granted or to be granted, in the number of Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividends by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Corporation.

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                                   ARTICLE IX

Amendment or Discontinuance of Plan
-----------------------------------

9.1 The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the minimum Option Price or, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan.

                                    ARTICLE X

Miscellaneous Provisions
------------------------

10.1 The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the Corporation shall issue such Shares to the Optionee in accordance with the terms of the Plan in those circumstances.

10.2 Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or affect in any way the right of the Corporation or any such Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any such Subsidiary to extend the employment of any Optionee beyond the time that he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3 References herein to any gender include all genders.


                                   ARTICLE XI

Shareholder and Regulatory Approval
-----------------------------------

11.1 The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by The Alberta Stock Exchange (or any stock exchange on which the Shares are then listed). Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless and until such approval and acceptance is given.